Exhibit (d)(20)

FIRST AMENDMENT TO SUB-ADVISORY AGREEMENT

THIS FIRST AMENDMENT TO SUB-ADVISORY AGREEMENT (this “Amendment”) is effective as of May 12, 2025, by and between Hennessy Advisors, Inc., a California corporation (the “Adviser”), and Vident Advisory, LLC, a Delaware limited liability company (the “Sub‑Adviser”).

RECITALS

WHEREAS, the Adviser and the Sub-Adviser are parties to that certain Sub-Advisory Agreement dated July 14, 2023 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1. Amendments. Schedule A to the Agreement hereby is deleted in its entirety and replaced with Schedule A attached hereto, as the same may be amended from time to time.

2. Miscellaneous.

a.  Except as amended hereby, the Agreement shall remain in full force and effect.

b.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* * *

(Signature page follows.)

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

HENNESSY ADVISORS, INC. By: /s/ Teresa M. Nilsen Teresa M. Nilsen President	VIDENT ADVISORY, LLC By: /s/ Amrita Nandakumar Amrita Nandakumar President

Signature Page to First Amendment to Sub‑Advisory Agreement

SCHEDULE A

(as of May 12, 2025)

Name of Fund	Sub-Advisory Fee per Annum (as a % of average daily net assets)*

Hennessy Sustainable ETF	0.05% up to $250 million 0.045% over $250 million up to $500 million 0.04% in excess of $500 million

*	Hennessy Advisors, Inc. shall pay a minimum sub-advisory fee to Vident Advisory, LLC of $18,750 on an annual basis.

Schedule A